------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Kang                      John                                 H.
--------------------------------------------------------------------------------
   (Last)                    (First)                            (Middle)

                       100 North Tampa Street, Suite 3150
--------------------------------------------------------------------------------
                                    (Street)

   Tampa                               FL                   33602
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                December 18, 2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                         Liquidmetal Technologies (LQMT)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      President and Chief Executive Officer
                      -------------------------------------
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

                                  May 22, 2002
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                               454,576(1)                D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                             2,942,193(2)                I                    Held by ATI Holdings, LLC
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                                 8,728(2)                I                    Held by Cook Street, LLC
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                               120,968(2)                I                    Held by J. Holdsworth Capital, Ltd.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) This does not reflect stock acquisitions that occurred subsequent to May 22, 2002.

(2) This amended Form 3 is being filed to clarify the number of shares in which the reporting person has an indirect pecuniary interest. Although the reporting person possesses voting and investment power over all of the shares held by ATI Holdings, LLC, Cook Street, LLC, and J. Holdsworth Capital, Ltd. (as reflected in his initial Form 3 filed on 5/22/2002), his actual pecuniary interest (through his percentage ownership in such entities) is limited to the number of shares set forth in this amendment.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Liquidmetal
Option to purchase                                  Technologies
common stock             12/31/00   12/31/10        Common Stock           1,612,904        $4.65          D
------------------------------------------------------------------------------------------------------------------------------------
                                                    Liquidmetal
Option to purchase                                  Technologies
common stock             02/21/01   12/31/05        Common Stock             322,581        $4.65          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:





  /s/ John H. Kang                                      December 18, 2002
-------------------------------------------          -----------------------
  JOHN H. KANG


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.